Exhibit 99.1

What is the impact of S&P’s announcement that they are revising their expected loss assumption for 2006 vintage subprime mortgages to 19% from 14%?

We do not believe S&P’s revised expected loss assumption for 2006 vintage subprime collateral when applied to MBIA’s direct and indirect exposure to subprime mortgages will result in MBIA having an S&P capital requirement that exceeds the amount of capital that MBIA expects to raise as a result of the implementation of its capital plan as outlined by the Company in its January 9, 2007 press release. In the aggregate, we expect the elements of the capital plan as described in such press release to contribute $2.3 to $2.6 billion in aggregate capital resources, which would substantially exceed the $1.4 billion shortfall identified by S&P in their December 2007 subprime stress test.

The Company’s direct exposure to 2006 vintage subprime RMBS did not have a material contribution to the total RMBS stress losses identified by S&P in their December 2007 report. MBIA also has indirect exposure to 2006 vintage subprime collateral in its multi-sector CDO portfolio. Given the total amount of CDO stress losses identified by S&P with respect to the MBIA insured multi-sector CDO’s and the increase to 19% from 14% in S&P’s expected loss assumptions for subprime collateral, any increase in stress losses relating to 2006 vintage subprime collateral in MBIA’s insured multi-sector CDO portfolio, including insured CDO squared transactions, is not expected to exceed the capital cushion that MBIA expects to have following the implementation of its capital plan.